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                                                                     EXHIBIT 5.1


May 6, 1997

Monterey Pasta Company
1528 Moffett Street
Salinas, California 93905

Ladies and Gentlemen:

     You have requested our opinion as counsel for Monterey Pasta Company, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), and the Rules and Regulations promulgated thereunder, of an aggregate of 5,782,869 shares (the "Shares") of the Company's common stock, par value $.001 per share (the "Common Stock"), presently outstanding, pursuant to a Registration Statement on Form S-3 (the "Registration Statement").

     This opinion is rendered pursuant to Item 601(b)(5)(i) of Registration S-K promulgated under the Securities Act.

     For purposes of this opinion, we have examined the Registration Statement filed with the Commission on the date hereof, including the prospectus which is a part thereof (the "Prospectus") and the exhibits thereto. We have also been furnished with and have examined originals or copies, certified or otherwise identified to our satisfaction, of all such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed it necessary to require as a basis for the opinions hereafter expressed. As to questions of fact material to such opinions, we have, where relevant facts were not independently established, relied upon certifications by principal officers of the Company. We have made such further legal and factual examination and investigation as we deem necessary for purposes of rendering the following opinions.

     In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the correctness of facts set forth in certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. We have also assumed that such documents have each been duly authorized, properly executed and delivered by each of the parties thereto other than the Company.

     We are members of the bar of the State of California. Our opinions below are limited to the laws of the State of California, the General Corporation Law of the State of Delaware and the federal securities laws of the United States.

     Based on the foregoing, it is our opinion that all of the Shares, when sold and delivered in the manner described in the Prospectus will be legally and validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and consent to the use of our name under the caption "Legal Matters" in the Prospectus.

Very truly yours,

/s/ GRAY CARY WARE & FREIDENRICH, A PROFESSIONAL CORPORATION

GRAY CARY WARE & FREIDENRICH, A PROFESSIONAL CORPORATION